Subject to completion, Pricing Supplement dated June 28, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 55 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                          Dated    , 2005
                                                                  Rule 424(b)(3)

                                        $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                 --------------
                      Equity-Linked Notes due July 28, 2008
 Based on the Performance of the iShares Dow Jones Select Dividend Index Fund(R)
                  Over the Performance of the S&P 500(R) Index

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000, plus a supplemental redemption amount, if any, based on the outperformance of shares of the iShares Dow Jones Select Dividend Index Fund, which we refer to as DVY shares, over the S&P 500 Index. In no event, however, will the payment at maturity be less than the principal amount of $1,000 per note.

o   The principal amount and issue price of each note is $1,000.

o   We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if any. If DVY shares performance is greater than S&P 500 performance on July 23, 2008, which we refer to as the determination date, you will receive a supplemental redemption amount per $1,000 principal amount of notes calculated as follows: $1,000 x (DVY shares performance - S&P 500 performance).

    (0) DVY shares performance is equal to the percentage change in the final DVY shares value from the initial DVY shares value.

        >  The initial DVY shares value will equal    , the closing price of one
           DVY share on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

        > The final DVY shares value will equal the closing price of one DVY share on the determination date.

    (0) S&P 500 Index performance is equal to the percentage change in the final S&P 500 Index value from the initial S&P 500 Index value.

         > The initial S&P 500 Index value will equal    , the closing value of
           the S&P 500 Index on the pricing date.

         > The final S&P 500 Index value will equal the closing value of the S&P
           500 Index on the determination date.

o If DVY shares performance is equal to or less than S&P 500 Index performance on the determination date, you will receive only the principal amount of $1,000 per note and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in DVY Shares or in the S&P 500 Index or their component stocks.

o   The notes will not be listed on any securities exchange.

o   The CUSIP number for the notes is 61746SBG3.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-9.
                         -------------------

                             PRICE 100%

                         -------------------

                                         Price to      Agent's      Proceeds to
                                          Public     Commissions(1)   Company
                                          ------  ----------------- -----------
Per note............................         %             %             %
Total...............................         $             $             $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.
                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the outperformance of shares of the iShares Dow Jones Select Dividend Index Fund, which we refer to as DVY Shares, over the S&P 500 Index. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the outperformance, if any, of DVY Shares over the S&P 500 Index.

     "Dow Jones" and "Dow Jones Select Dividend Index" are service marks of Dow Jones & Company, Inc. and have been licensed for use by Morgan Stanley. "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation, a division of The McGraw-Hill Companies, Inc., and have been licensed for use by Morgan Stanley.

Each note costs
$1,000 We, Morgan Stanley, are offering you Equity Linked Notes due July 28, 2008 Based on the Performance of the iShares Dow Jones Select Dividend Index Fund Over the Performance of the S&P 500 Index, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

                      The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at Maturity   Unlike ordinary debt securities, the notes do not pay
                      interest.  Instead, at maturity, you will receive the
                      principal amount of $1,000 per note plus a supplemental
                      redemption amount, if any, if DVY Shares outperform the
                      S&P 500 Index, as determined on July 23, 2008, which we
                      refer to as the determination date. The initial DVY Shares
                      value is $        , the closing price of one DVY Share on
                      the pricing date, and the initial S&P 500 Index value is
                           , the closing value of the S&P 500 Index on the
                      pricing date. The final DVY Shares value will equal the
                      closing price of one DVY Share on the determination date and the final S&P 500 Index value will equal the closing value of the S&P 500 Index on the determination date. If the scheduled determination date is not a trading day or if a market disruption event occurs on that day with respect to either DVY Shares or the S&P 500 Index, the maturity date of the notes will be postponed until the second scheduled trading day following the determination date as postponed. In no event will the payment at maturity be less than the principal amount of $1,000.

                      Following certain events related to DVY Shares or the iShares Trust, you will receive at maturity $1,000 for each $1,000 principal amount of notes plus an amount based on a basket of stocks representative of the iShares Dow Jones Select Dividend Index Fund or based on an index comparable to the Dow Jones Select Dividend Index.

                            100% Principal Protection

                      At maturity, we will pay you at least $1,000, plus the supplemental redemption amount, if any.

                                The Supplemental Redemption Amount
                        Based on the Outperformance, if any, of
                        DVY Shares Over the S&P 500 Index

                      The supplemental redemption amount will equal the product of $1,000 times the outperformance, if any, of DVY Shares over the S&P 500 Index.

                      If DVY Shares performance is greater than S&P 500 Index performance, as determined on the determination date, the supplemental redemption amount per note will be calculated as follows:

                  supplemental redemption amount = $1,000 x (DVY Shares
                                 performance - S&P 500 Index performance)



                  where



               DVY Shares
               performance = final DVY Shares value - initial DVY Shares value
                             -------------------------------------------------
                                         initial DVY Shares value



                  and



                 final DVY Shares value      = closing price of one DVY Share on
                                               the determination date


                 initial DVY Shares value    = $      , the closing price of one
                                               DVY share on the pricing date



                  and where



                 S&P 500 Index performance   = final S&P 500 Index value - initial S&P 500 Index value
                                               --------------------------------------------------------
                                                            initial S&P 500 Index value


                  and



                 final S&P 500 Index value   = closing value of the S&P 500
                                               Index on the determination date



                 initial S&P 500 Index value =    , the closing value of the
                                               S&P 500 Index on the pricing date



                      If DVY Shares performance is less than or equal to S&P 500 performance on the determination date, there will be no supplemental redemption amount and the payment per note will be $1,000.

                      Beginning on PS-7, we have provided examples titled "Hypothetical Payouts on the Notes," which explain in more detail the possible payouts on the notes at maturity assuming a variety of hypothetical closing values for each of DVY Shares and the S&P 500 Index at maturity. The table does not show every situation that can occur.

                      You can review the historical values of the S&P 500 Index, the historical prices of DVY Shares and the rolling three-year outperformance of the Dow Jones Select Dividend Index (price return only) over the S&P 500 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie each of the DVY Shares and the S&P 500 Index is not reflected in the value of DVY Shares or the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

                      If a market disruption event occurs on the determination date with respect to either DVY Shares or the S&P 500 Index, the final DVY Shares value and the final S&P 500 Index value will be determined on the immediately succeeding trading day on which no market disruption event occurs with respect to either DVY Shares or the S&P 500 Index. See the section of this pricing supplement called "Description of Notes--Determination Date."

                      Investing in the notes is not equivalent to investing in DVY Shares or the S&P 500 Index or their component stocks.

DVY Shares            DVY Shares are issued by the iShare Trust and represent
                      interests in the iShares Dow Jones Select Dividend Index
                      Fund, a separate portfolio of the iShares Trust that seeks investment results that correspond generally to the price and yield performances, before fees and expenses, of the Dow Jones Select Dividend Index. The fund's investment objective may be changed without shareholder approval.
                      The price of DVY Shares does not reflect any payment or reinvestment of dividends, if any. As an investor in the notes, you will not be entitled to receive any dividends paid with respect to DVY Shares. For further information regarding DVY Shares, see "Description of Notes--DVY
                      Shares."

The Dow Jones Select  The Dow Jones Select Dividend Index is composed of one
Dividend Index        hundred of the highest dividend-yielding securities
                      (excluding REITs) in the Dow Jones U.S. Total Market
                      Index, a broad-based index representative of the total market for U.S. equity securities. For further information regarding the Dow Jones Select Dividend Index, see "Description of Notes--Dow Jones Select Dividend
                      Index."

The S&P 500 Index     The S&P 500 Index is intended to provide a performance
                      benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years
                      1941 through 1943. For further information regarding the S&P 500 Index, see "Description of Notes--The S&P 500
                      Index."

MS & Co. will be the  We have appointed our affiliate, Morgan Stanley & Co.
calculation agent     Incorporated, which we refer to as MS & Co., to act as
                      calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the final DVY Shares and S&P 500 Index values, DVY and S&P 500
                      Index performance, the supplemental redemption amount, if any, and the payment you will receive at maturity. MS &
                      Co. is also an authorized participant in the iShares Dow
                      Jones Select Dividend Index Fund.

The notes will be     The notes will be treated as "contingent payment debt
treated as            instruments" for U.S. federal income tax purposes, as
contingent payment    described in the section of this pricing supplement called debt instruments for  "Description of Notes--United States Federal Income
U.S. federal income   Taxation."  Under this treatment, if you are a U.S.
tax purposes          taxable investor, you will generally be subject to annual
                      income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                      "Description of Notes--United States Federal Income
                      Taxation" and the sections called "United States Federal
                      Taxation--Notes--Notes Linked to Commodity Prices, Single
                      Securities, Baskets of

                      Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                      If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                      You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find    The notes are senior notes issued as part of our Series F
more information on   medium-term note program.  You can find a general
the notes             description of our Series F medium-term note program in
                      the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called
                      "Description of Notes--Floating Rate Notes" and "--Notes
                      Linked to Commodity Prices, Single Securities, Baskets of
                      Securities or Indices."

                      Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

                      How to reach us You may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if DVY Shares performance is greater than S&P 500 Index performance, for each $1,000 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $1,000. The supplemental redemption amount will be calculated on the determination date and is equal to the product of $1,000 times the outperformance, if any, of DVY Shares over the S&P 500 Index.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated.

Example:

DVY Shares performance is 10% greater than S&P 500 Index performance.

Initial DVY Shares Value:     60
Final DVY Shares Value: 90
Initial S&P 500 Index Value:  1,200
Final S&P 500 Index Value:    1,680


          DVY Shares             =     90 - 60
          Performance                -----------       =   .5
                                         60

          S&P 500 Index          =      1,680 - 1,200  =   .4
          Performance                 ----------------
                                            1,200

       Supplemental Redemption
       Amount per note           =   $1,000  x  (.5 - .4)  =  $100

     In the example above, the final DVY Shares value increased 50% over the initial DVY Shares value while the final S&P 500 Index value increased only 40% over the initial S&P 500 Index value. In this hypothetical example, the outperformance was 10%. The total payout at maturity per note will therefore equal $1,100, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $100.

     The supplemental redemption amount is based on the outperformance of DVY Shares over the S&P 500 Index. DVY Shares performance and S&P 500 Index performance are based on the percentage difference between the final values of DVY Shares and the S&P 500 Index on the determination date and their respective initial values. Because the values of DVY Shares and the S&P 500 Index may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the final values on the amount payable to you at maturity. However, the final values may not increase or decrease in accordance with any of the trends depicted by the hypothetical examples below.

     These examples are based on a hypothetical initial DVY Shares value of 60, a hypothetical initial S&P 500 Index value of 1,200 and an issue price per note of $1,000.

                          ------------------------------------------------------
                            Example 1     Example 2    Example 3     Example 4
                          ------------------------------------------------------
                              Index         Index        Index         Index
                          Closing Value Closing Value   Closing    Closing Value
                                                         Value
                          ------------------------------------------------------
   Final DVY Shares Value       90            90           40            40
Final S&P 500 Index Value    1,560         1,920          720           900
                          ------------------------------------------------------
   DVY Shares Performance      .50           .50         -.33          -.33
S&P 500 Index Performance      .30           .60         -.40          -.25
--------------------------------------------------------------------------------
          Outperformance:      .20             0          .07             0
--------------------------------------------------------------------------------
  Supplemental Redemption     $200            $0          $70            $0
                  Amount:
--------------------------------------------------------------------------------
  Payout at maturity on a   $1,200        $1,000       $1,070        $1,000
       $1,000 investment:
--------------------------------------------------------------------------------

o In Example 1, both the final DVY and S&P 500 Index values have increased at maturity and, because DVY Shares performance is 50% while S&P 500 Index performance is 30%, the outperformance is 20%. At maturity, for each note the investor receives $1,200, the sum of the principal amount of $1,000 and the supplemental redemption amount of $200.

o In Example 2, both the final DVY and S&P 500 Index values have increased at maturity and, because DVY Shares performance is 50% while S&P 500 Index performance is 60%, the outperformance is 0%. Consequently, the notes will not pay any supplemental redemption amount. At maturity, for each note the investor receives the principal amount of $1,000.

o In Example 3, both the final DVY and S&P 500 Index values have decreased at maturity but, because DVY Shares performance is -33% while S&P 500 Index performance is -40%, the outperformance is 7%. At maturity, for each note the investor receives $1,070, the sum of the principal amount of $1,000 and the supplemental redemption amount of $70.

o In Example 4, both the final DVY and S&P 500 Index values have decreased at maturity and, because DVY Shares performance is -33% while S&P 500 Index performance is -25%, the outperformance is 0%. Consequently, the notes will not pay any supplemental redemption amount. At maturity, for each note the investor receives the principal amount of $1,000.

     The examples of hypothetical payouts at maturity provided in the table below are intended to illustrate the effect of the outperformance of DVY Shares over the S&P 500 Index, if any, on the payout on each $1,000 principal amount of notes under various scenarios of positive and/or negative performance of DVY Shares and the S&P 500 Index. However, they do not cover the complete range of possible payouts at maturity.

                                   Outperformance Payouts

----------------------------------------------------------------------------------------------------
Performance
 of the S&P
 500 Index                                   Performance of DVY Shares
----------------------------------------------------------------------------------------------------
        +25%    +20%     +15%     +10%      +5%       0%      -5%     -10%    -15%     -20%     -25%
----------------------------------------------------------------------------------------------------
+25%  $1,000  $1,000   $1,000   $1,000   $1,000   $1,000   $1,000   $1,000  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
+20%  $1,050  $1,000   $1,000   $1,000   $1,000   $1,000   $1,000   $1,000  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
+15%  $1,100  $1,050   $1,000   $1,000   $1,000   $1,000   $1,000   $1,000  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
+10%  $1,150  $1,100   $1,050   $1,000   $1,000   $1,000   $1,000   $1,000  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
 +5%  $1,200  $1,150   $1,100   $1,050   $1,000   $1,000   $1,000   $1,000  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
  0%  $1,250  $1,200   $1,150   $1,100   $1,050   $1,000   $1,000   $1,000  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
 -5%  $1,300  $1,250   $1,200   $1,150   $1,100   $1,050   $1,000   $1,000  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
-10%  $1,350  $1,300   $1,250   $1,200   $1,150   $1,100   $1,050   $1,000  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
-15%  $1,400  $1,350   $1,300   $1,250   $1,200   $1,150   $1,100   $1,050  $1,000   $1,000   $1,000
----------------------------------------------------------------------------------------------------
-20%  $1,450  $1,400   $1,350   $1,300   $1,250   $1,200   $1,150   $1,100  $1,050   $1,000   $1,000
----------------------------------------------------------------------------------------------------
-25%  $1,500  $1,450   $1,400   $1,350   $1,300   $1,250   $1,200   $1,150  $1,100   $1,050   $1,000
----------------------------------------------------------------------------------------------------

     You can review the historical prices of DVY Shares for the period from November 3, 2003 to June 28, 2005, the historical values of the S&P 500 Index for the period from January 1, 2000 through June 28, 2005 and the rolling three-year outperformance of the Dow Jones Select Dividend Index (price return only) over the S&P 500 Index for each month in the period from January 3, 2000 through June 1, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of DVY Shares or the S&P 500 Index, or any future outperformance of DVY Shares over the S&P 500 Index, based on their historical performance.

                                  RISK FACTORS

     The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the outperformance of DVY Shares over the S&P 500 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.


Unlike ordinary       The terms of the notes differ from those of ordinary debt
senior notes, the     securities in that we will not pay you interest on the
notes do not pay      notes.  Because the supplemental redemption amount due at
interest              maturity may equal zero, the return on your investment in
                      the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time and may result in a loss on your investment in the notes. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the outperformance, if any, of DVY Shares over the S&P 500 Index.

The notes may not     If DVY Shares performance is equal to or less than S&P
pay more than the     500 performance on the determination date, you will
principal amount at   receive only the principal amount of $1,000 for each note
maturity              you hold at maturity.

Investing in the      Because the return on the notes is based on the
notes is not          performance of DVY Shares relative to the performance of
equivalent to         the S&P 500 Index, the return on the notes will not be
investing in DVY      the same as an investment in either DVY Shares or the S&P
Shares, the Dow       500 Index, or in their underlying stocks.  The return on
Jones Select          the notes will exceed the principal amount of the notes
Dividend Index or     only if at maturity the DVY Shares performance exceeds
the S&P 500 Index     the S&P 500 Index performance.  If at maturity the DVY
                      Shares performance is equal to or less than the S&P 500
                      Index performance, the notes will return only the principal amount, even if the closing value of DVY Shares has increased significantly at the maturity of the notes.

                      Consequently, any increase in the value of DVY Shares can be offset by an equal or greater increase in the value of the S&P 500 Index. To the extent the price movements (whether positive or negative) of DVY Shares and the S&P 500 Index are correlated with each other, the payout on the notes at maturity may not exceed the principal amount.

The notes will not    The notes will not be listed on any securities exchange.
be listed             There may be little or no secondary market for the
                      notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the   Several factors, many of which are beyond our control,
notes will be         will influence the value of the notes, including:
influenced by many
unpredictable factors

                      o the value of DVY Shares and the S&P 500 Index at any time

                      o  interest and yield rates in the market

                      o geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying DVY Shares and/or the S&P 500 Index or stock markets generally and that may affect the final closing values of DVY Shares and/or the S&P 500 Index

                      o  the time remaining to the maturity of the notes

                      o the dividend rate on the stocks underlying DVY Shares and/or the S&P 500 Index

                      o  our creditworthiness

                      Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale DVY Shares performance is at or below S&P 500 Index performance or if market interest rates rise.

                      You cannot predict the future performance of DVY Shares and/or the S&P 500 Index based on their historical performance. We cannot guarantee that DVY Shares performance will be higher than S&P 500 Index performance on the determination date or that you will receive a payment in excess of $1,000 for each note that you hold at maturity.

The inclusion of      Assuming no change in market conditions or any other
commissions and       relevant factors, the price, if any, at which MS & Co. is
projected profit      willing to purchase notes in secondary market
from hedging in the   transactions will likely be lower than the original issue
original issue price  price, since the original issue price included, and
is likely to          secondary market prices are likely to exclude,
adversely affect      commissions paid with respect to the notes, as well as
secondary market      the projected profit included in the cost of hedging our
prices                obligations under the notes.  In addition, any such
                      prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the    Standard & Poor's Corporation, or S&P(R), is responsible
S&P 500 Index could   for calculating and maintaining the S&P 500 Index.  S&P
adversely affect the  can add, delete or substitute the stocks underlying the
value of the Notes    S&P 500 Index or make other methodological changes that
                      could change the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any of these actions could adversely affect the value of the notes.

                      S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing values at maturity of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

The antidilution      MS & Co., as calculation agent, will adjust the amount
adjustments the       payable at maturity for certain events affecting DVY
calculation agent is  Shares, such as stock splits, and certain other events
required to make      involving DVY Shares.  However, the calculation agent
with respect to DVY   will not make an adjustment for every event that could
Shares do not cover   affect DVY Shares.  If an event occurs that does not
every event that      require the calculation agent to adjust the amount
would affect DVY      payable at maturity, the market price of the notes may be
Shares                materially and adversely affected.

                      In the event of a liquidation or other termination of the DVY Shares or the iShares Trust or a material change in the investment objective or methodologies of the iShares Dow Jones Select Dividend Index Fund, MS & Co., as the calculation agent, will have the sole discretion to select an index that is a comparable price return index to the Dow Jones Select Dividend Index and to base the final DVY Shares value upon the value of such index. MS & Co. could have an economic interest that is different to that of investors in the notes insofar as, for example, such comparable price return index is then published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate comparable price return index, the payout on the notes at maturity will be an amount based on the closing prices of the stocks underlying the DVY Shares at the time of such determination, liquidation or other termination, without rebalancing or substitution, computed by the Calculation Agent.

You have no           As an investor in the notes, you will not have voting
shareholder rights    rights or rights to receive dividends or other
                      distributions or any other rights with respect to DVY
                      Shares or the S&P 500 Index or the stocks that underlie
                      DVY Shares or the S&P 500 Index.

The economic          The economic interests of the calculation agent and its
interests of the      affiliates are potentially adverse to your interests as
calculation agent     an investor in the notes.
and other of our
affiliates are        As calculation agent, MS & Co. will determine final
potentially adverse   values of DVY Shares and the S&P 500 Index, DVY Shares
to your interests     performance, S&P 500 Index performance and calculate the
                      supplemental redemption amount, if any, and the amount you will receive at maturity. Determinations made by MS
                      & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index, or the calculation of any final DVY Shares value in the event of a liquidation or other termination of the DVY Shares or the iShares Trust or a material change in the investment objective or methodologies of the iShares Dow Jones
                      Select Dividend Index Fund, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and
                      "--Discontinuance of the S&P 500 Index; Alteration of
                      Method of Calculation." MS & Co. is also an authorized participant in the iShares Dow Jones Select Dividend
                      Index Fund.

                      The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading   MS & Co. and other affiliates of ours will carry out
activity by the       hedging activities related to the notes (and possibly to
calculation agent     other instruments linked to DVY Shares and/or the S&P 500
and its affiliates    Index or their component stocks), including trading long
could potentially     in the stocks underlying DVY Shares and/or trading short
adversely affect the  in the stocks underlying the S&P 500 Index, as well as in
value of DVY Shares   other instruments related to DVY Shares and/or the S&P
and/or the S&P 500    500 Index.  MS & Co. and some of our other subsidiaries
Index                 also trade the stocks underlying DVY Shares and/or the
                      S&P 500 Index and other financial instruments related to DVY Shares and/or the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial value of a DVY share and/or decrease the initial value of the S&P 500 Index and, as a result, could increase the price at which DVY Shares and/or decrease the value at which the S&P 500 Index must close on the determination date before you receive a payment at maturity that exceeds the principal amount on the notes.
                      Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of DVY Shares and/or the value of the S&P 500 Index on the determination date and, accordingly, the amount of cash you will receive at maturity.

The notes will be     You should also consider the tax consequences of
treated as            investing in the notes.  The notes will be treated as
contingent payment    "contingent payment debt instruments" for U.S. federal
debt instruments for  income tax purposes, as described in the section of this
U.S. federal income   pricing supplement called "Description of Notes--United
tax purposes          States Federal Income Taxation."  Under this treatment,
                      if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                      Taxation--Notes--Notes Linked to Commodity Prices, Single
                      Securities, Baskets of Securities or Indices" and "United
                      States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                      If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                      You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $1,000 principal amount of any of our Equity Linked Notes Due July 28, 2008 Based on the Performance of the iShares Dow Jones Select Dividend Index Fund Over the Performance of the S&P 500 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......  $

Original Issue Date
(Settlement Date ) .............  July    , 2005

Maturity Date...................  July 28, 2008, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the Determination Date for calculating the Final DVY Shares Value and the Final S&P 500 Index Value.

                                  If, due to a Market Disruption Event or
                                  otherwise, the Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that Determination Date as postponed. See "--Determination Date" below.

Specified Currency..............  U.S. dollars

Minimum Denominations...........  $1,000

CUSIP Number....................  61746SBG3

Issue Price.....................  $1,000 (100%)

Interest Rate...................  None

Maturity Redemption Amount......  At maturity, upon delivery of the Notes to the
                                  Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent. The Supplemental Redemption Amount, if any, will vary, based on the outperformance of DVY Shares over the S&P 500 Index, as determined on the Determination Date.

                                  We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and
                                  (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount .  If DVY Shares Performance is greater than S&P
                                  500 Index Performance, we will pay a
                                  Supplemental Redemption Amount. The
                                  Supplemental Redemption Amount will be equal to the product of (i) $1,000 times (ii) DVY Shares Performance minus S&P 500 Index Performance; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date. If DVY Shares Performance is less than or equal to S&P 500 Index Performance, we will not pay any Supplemental Redemption Amount.

DVY Shares Performance..........  DVY Shares Performance is a fraction, the numerator of which will be the Final DVY
                                  Shares Value minus the Initial DVY Shares
                                  Value and the denominator of which will be the Initial DVY Shares Value. DVY Shares Performance is described by the following formula:


                                    (Final DVY Shares Value - Initial DVY Shares Value)
                                    --------------------------------------------------
                                                Initial DVY Shares Value


Initial DVY Shares Value........     , the Closing Price of one DVY Share on the
                                  day we price the Notes for initial sale to the public.

Final DVY Shares Value..........  The Closing Price of one DVY Share on the
                                  Determination Date.

S&P 500 Index Performance.......  S&P 500 Index Performance is a fraction, the numerator of which will be the Final S&P 500
                                  Index Value minus the Initial S&P 500 Index
                                  Value and the denominator of which will be the Initial S&P 500 Index Value. S&P 500 Index Performance is described by the following formula:

                                    (Final S&P 500 Index Value - Initial S&P 500 Index Value)
                                    ---------------------------------------------------------
                                                Initial S&P 500 Index Value


Initial S&P 500 Index Value.....  The Closing Value of the S&P 500 Index on the
                                  day we price the Notes for initial sale to the public.

Final S&P 500 Index Value.......  The Closing Value of the S&P 500 Index on the
                                  Determination Date.

Closing Value of the
S&P 500 Index ..................  The Closing Value of the S&P 500 Index on any
                                  Trading Day will equal the closing value of the S&P 500 Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below), as applicable, published at the regular weekday close of trading on that Trading Day. In certain circumstances, the S&P 500 Index Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

                                  In this "Description of Notes," references to the S&P 500 Index will include any Successor Index, unless the context requires otherwise.

Closing Price of DVY Shares.....  The Closing Price for one DVY Share (or one
                                  unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                      o   if DVY Shares (or any such other
                                          security) are listed or admitted to
                                          trading on a national securities
                                          exchange, the last reported sale
                                          price, regular way, of the principal
                                          trading session on such day on the
                                          principal United States securities
                                          exchange registered under the
                                          Securities Exchange Act of 1934, as
                                          amended (the "Exchange Act"), on which
                                          DVY Shares (or any such other
                                          security) are listed or admitted to
                                          trading,

                                      o   if DVY Shares (or any such other
                                          security) are securities of the Nasdaq
                                          National Market (and provided that the
                                          Nasdaq National Market is not then a
                                          national securities exchange), the
                                          Nasdaq official closing price
                                          published by The Nasdaq Stock Market,
                                          Inc. on such day, or

                                      o   if DVY Shares (or any such other
                                          security) are neither listed or
                                          admitted to trading on any national
                                          securities exchange nor a security of
                                          the Nasdaq National Market but is
                                          included in the OTC Bulletin Board
                                          Service (the "OTC Bulletin Board")
                                          operated by the National Association
                                          of Securities Dealers, Inc. (the
                                          "NASD"), the last reported sale price
                                          of the principal trading session on
                                          the OTC Bulletin Board on such day.

                                  If DVY Shares (or any such other security) are listed or admitted to trading on any national securities exchange or are a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one DVY Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for DVY Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for DVY Shares (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Determination Date..............  The Determination Date will be July 23, 2008, subject to adjustment as described in the following paragraph.

                                  If July 23, 2008 is not a Trading Day or if there is a Market Disruption Event with respect to either DVY Shares or the S&P 500 Index on such day, the Determination Date will be the immediately succeeding Trading Day during which no Market

                                  Disruption Event with respect to either DVY
                                  Shares or the S&P 500 Index shall have
                                  occurred.

Trading Day.....................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC (the "AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note ..............  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                  Global Securities" in the accompanying
                                  prospectus.

Senior Note or
Subordinated Note ..............  Senior

Trustee.........................  JPMorgan Chase Bank, N.A. (formerly known as
                                  JPMorgan Chase Bank)

Agent...........................  Morgan Stanley & Co. Incorporated and its
                                  successors ("MS & Co.")

Market Disruption Event.........  Market Disruption Event means either: (A) with respect to the S&P 500 Index:

                                      (i) the occurrence or existence of a
                                      suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or

                                      (ii) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

                                      (iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; or

                                      (ii) a determination by the Calculation
                                      Agent in its sole discretion that any
                                      event described in clause (i) above
                                      materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                  For the purpose of determining whether a Market Disruption Event exists at any time with respect to the S&P 500 Index, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index shall be based on a comparison of (x) the portion of the value of the S&P 500 Index attributable to that security relative to (y) the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation; or

                                  (B) with respect to DVY Shares:

                                      (i)a suspension, absence or material
                                      limitation of trading of DVY Shares on the primary market for DVY Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for DVY Shares as a result of which the reported trading prices for DVY Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to DVY Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

                                      (ii) a determination by the Calculation
                                      Agent in its sole discretion that any
                                      event described in clause (i) above
                                      materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes; or

                                      (iii) the occurrence or existence of a
                                      suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the price of the DVY Shares on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or

                                      (iv) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the DVY Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                  For the purpose of determining whether a Market Disruption Event exists at any time with respect to the DVY Shares, if trading in a security underlying the DVY Shares is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the DVY Shares shall be based on a comparison of (x) the portion of the value of the DVY Shares attributable to that security relative to (y) the overall value of the DVY Shares, in each case immediately before that suspension or limitation.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred with respect to either the S&P 500 Index or DVY Shares: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or, in the case of the S&P 500 Index, the relevant market, (2) a decision to permanently discontinue trading in the relevant options contract or, in the case of the S&P 500 Index, the relevant futures or exchange traded fund, will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) or the rules of any Relevant Exchange on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index or DVY Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index or DVY Shares and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index or DVY Shares are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange...............  Relevant Exchange means the primary exchange or market of trading for any security then included in the S&P 500 Index, any Successor Index, or the iShares Dow Jones Select Dividend Index Fund.

Alternate Exchange Calculation
 in Case of an Event of Default   In case an event of default with respect to
                                  the Notes shall have occurred and be
                                  continuing, the amount declared due and
                                  payable for each Note upon any acceleration of the Notes (the "Acceleration Amount") will be equal to the $1,000 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Closing Price of DVY Shares and the Closing Value of the S&P
                                  500 Index, in each case, on the date of
                                  acceleration were the Final DVY Shares Value and the Final S&P 500 Index Value, respectively.

                                  If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent...............  MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                  All calculations with respect to S&P 500 Index Performance and DVY Shares Performance on the Determination Date, any Supplemental Redemption Amount and the Maturity Redemption Amount will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Closing Value, any Closing Price, DVY Shares Performance, S&P 500 Index Performance, the Maturity Redemption Amount or any Supplemental Redemption Amount, or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of DVY Shares; Alteration of Method of Calculation and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DVY Shares; Public Information..  The iShares Dow Jones Select Dividend Index
                                  Fund is an investment portfolio of the iShares Trust, an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), that consists of over seventy separate investment portfolios. Barclays Global Fund Advisors is the investment advisor to the iShares Dow Jones Select Dividend Index Fund. The iShares Dow Jones Select Dividend Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones Select Dividend Index. The iShares Trust is registered under the Exchange Act. Issuers registered under the Exchange Act and the 1940 Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by the iShares Trust pursuant to the Exchange Act and the 1940 Act can be located by reference to Commission file number 811-09102. In addition, information regarding the iShares Dow Jones Select Dividend Index Fund and the iShares Trust may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                  This pricing supplement relates only to the Notes offered hereby and does not relate to the iShares Dow Jones Select Dividend Index Fund or the iShares Trust. We have derived all disclosures contained in this pricing supplement regarding the iShares Dow Jones Select Dividend Index Fund and the iShares Trust from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares Dow Jones Select Dividend Index Fund or the iShares Trust. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares Dow Jones Select Dividend Index Fund and the iShares Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the iShares Dow Jones Select Dividend Index Fund or the iShares Trust (and therefore the price of DVY Shares at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares Dow Jones Select Dividend Index Fund or the iShares Trust could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

                                  Neither we nor any of our affiliates makes any representation to you as to the performance of DVY Shares.

                                  We and/or our affiliates may presently or from time to time engage in business with the iShares Dow Jones Select Dividend Index Fund or the iShares Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares Dow Jones Select Dividend Index Fund or the iShares Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares Dow Jones Select Dividend Index Fund or the iShares Trust, and the reports may or may not recommend that investors buy or hold DVY Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of Notes, you should undertake an independent investigation of the iShares Dow Jones Select Dividend Index Fund and the iShares Trust as in your judgment is appropriate to make an informed decision with respect to an investment in DVY Shares.

The Dow Jones Select
Dividend Index..................  We have derived all information contained in this pricing supplement regarding the Dow
                                  Jones Select Dividend Index, including,
                                  without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones. The Dow Jones Select Dividend Index measures the performance of a selected group of equity securities issued by companies that have provided relatively high dividend yields on a consistent basis over time. The Dow Jones Select Dividend Index is composed of 100 of the highest dividend-yielding securities (excluding REITs) in the Dow Jones U.S. Total Market Index, a broad-based index representative of the total market for U.S. equity securities. To be included in the Dow Jones Select Dividend Index, the securities
                                  (i) must have had a positive
                                  dividend-per-share growth rate for each of the last five years (i.e., paid higher dividends each year); (ii) must have an average five-year dividend payout ratio of 60% or less; and (iii) must have a minimum three-month average trading volume of 200,000 shares a day. "Dividend payout ratio" reflects the percentage of a company's earnings paid out as dividends.

                                  The Dow Jones Select Dividend Index
                                  composition is reviewed annually in December. Selections of included securities are based on indicated annual dividends as of the last trading day in November. Changes to the Dow Jones Select Dividend Index are made on the Monday following the third Friday of December.

                                  The composition of the Dow Jones Select
                                  Dividend Index is determined by ranking the dividend-paying securities of the Dow Jones U.S. Total Market Index in descending order of indicated annual yield. Indicated annual yield is defined as a security's unadjusted indicated annual dividend (not including any special dividends) divided by its unadjusted price. Any security already a component of the Dow Jones Select Dividend Index ("Component Security") with a three-month average daily trading volume of less than 100,000 shares is deemed ineligible for selection in the Dow Jones Select Dividend Index. All remaining Component Securities ranked 200 and above remain in the Dow Jones Select Dividend Index. Securities that are not Component Securities are added to the Dow Jones Select Dividend Index in descending order until there are 100 Component Securities.

                                  A company's weight in the Dow Jones Select
                                  Dividend Index is based on its indicated annual dividend. Weighting factors are adjusted in the event of a stock split affecting a Component Security to keep the component weights in the Dow Jones Dividend Select Index constant.

                                  A Component Security will be immediately removed from the Dow Jones Select Dividend Index, independent of annual review if (i) the company is affected by a corporate action such as a delisting or bankruptcy; (ii) the company eliminates its dividend; or (iii) the company lowers but does not eliminate its dividend, and its new indicated annual yield is less than that of the lowest yielding security on the latest monthly selection list. A Component Security that is removed as a result of an extraordinary deletion is immediately replaced by the next highest ranked stock by indicated annual yield as of the most recent annual review. The new security is added to the index at a weight commensurate with its own indicated annual dividend. A Component Security that is removed from the Dow Jones U.S. Total Market Index during the course of the year because of a reduction in market capitalization will remain in the Dow Jones Select Dividend Index until the next annual review.

The S&P 500 Index...............  We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                  The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                  The S&P 500 Index is calculated using a
                                  base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                  The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                  Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                  To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

                                  The table below summarizes the types of S&P
                                  500 Index maintenance adjustments and
                                  indicates whether or not an Index Divisor adjustment is required.

                                                                        Divisor
                                      Type of                         Adjustment
                                  Corporate Action  Adjustment Factor  Required
                                  ----------------  ----------------- ---------
                                  Stock split      Shares                 No
                                    (i.e.,         Outstanding
                                    2-for-1)       multiplied by 2;
                                                   Stock Price
                                                   divided by 2

                                  Share issuance   Shares                 Yes
                                    (i.e.,         Outstanding plus
                                    change =  5%)  newly issued
                                                   Shares


                                  Share            Shares                 Yes
                                    repurchase     Outstanding minus
                                    (i.e.,         Repurchased Shares
                                    change = 5%)

                                  Special cash     Share Price minus      Yes
                                    dividends      Special Dividend

                                  Company Change   Add new company        Yes
                                                   Market Value
                                                   minus old company
                                                   Market Value

                                  Rights           Price of parent        Yes
                                    Offering       company minus
                                                    (Price of Rights )
                                                    (----------------)
                                                    (   Right Ratio  )

                                  Spin-Off         Price of parent        Yes
                                                   company minus
                                                    (Price of Spinoff Co.)
                                                    (--------------------)
                                                    (Share Exchange Ratio)

                                  Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                  Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                  Post-Event Aggregate Market Value   = Pre-Event Index Value
                                  ---------------------------------
                                          New Divisor


                                                  Post-Event Aggregate Market Value
                                  New Divisor  =  ---------------------------------
                                                      Pre-Event Index Value

                                  A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

                                  The S&P 500 Index and S&P's other U.S. indices will move to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company's own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices will move to full float adjustment.

                                  In this pricing supplement, unless the context requires otherwise, references to the S&P 500 Index will include any Successor Index and references to S&P will include any successor to S&P.

Discontinuance of DVY
Shares; Alteration of
Method of Calculation ..........  If either of the DVY Shares or the iShares
                                  Trust is liquidated or otherwise terminated prior to the Determination Date or if the Calculation Agent, in its sole discretion, determines that there has been a material change in the investment objective of, or the methodologies used by, the iShares Dow Jones Select Dividend Index Fund (a "Termination Event"), the Closing Price of DVY Shares on the Determination Date will be determined by the Calculation Agent and will be deemed to be a fraction of the closing value of the Dow Jones Select Dividend Index (price return only) or another price return index comparable to the Dow Jones Select Dividend Index (the "Comparable Index"), as selected upon the occurrence of such Termination Event by the Calculation Agent in its sole discretion, on such Determination Date (taking into account any material changes in the method of calculating such Comparable Index following such Termination Event) equal to that fraction of the closing value of such Comparable Index represented by the Closing Price of DVY Shares on the last Trading Day prior to the occurrence of such Termination Event on which a Closing Price of DVY Shares was available; provided that, if the Calculation Agent determines, in its sole discretion, that there is no Comparable Index at the time of such Termination Event, the Closing Price of DVY Shares on the Determination Date will be computed by the Calculation Agent (x) by reference to a basket of stocks comprised of the stocks included in the iShares Dow Jones Select Dividend Index Fund immediately prior to such discontinuance (the "Underlying DVY Stocks") with an aggregate value at such time (distributed among such Underlying DVY Stocks on a pro rata basis based on the weighting of the Underlying DVY Stocks in the iShares Dow Jones Select Dividend Index Fund immediately prior to such discontinuance) equal to the Closing Price of DVY Shares on the last Trading Day prior to the occurrence of such Termination Event on which a Closing Price of DVY Shares was available, without any rebalancing or substitution of such securities following such discontinuance, and (y) using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the primary exchange or market for such Underlying DVY Stock on such Determination Date. Notwithstanding these alternative arrangements, the discontinuance of DVY Shares, alteration of the investment objective or methodology of the iShares Dow Jones Select Dividend Index Fund and/or absence of a the Comparable Index may adversely affect the value of the Notes.

                                  If DVY Shares are subject to a split or
                                  reverse split, then once such split has become effective, the Closing Price used to determine the final DVY Shares Value will be adjusted to equal the product of the Closing Price of DVY Shares and the number of DVY Shares issued in such split or reverse split with respect to one DVY Share.

                                  No adjustments to the Closing Price of DVY
                                  Shares will be required unless such adjustment would require a change of at least 0.1% in the Closing Price then in effect. The Closing Price resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Closing Price will be made up to the close of business on the Determination Date.

                                  No adjustments to the Closing Price will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Price of DVY Shares.

                                  The Calculation Agent will be solely
                                  responsible for the determination and
                                  calculation of any adjustments to the Closing Price of DVY Shares.

Discontinuance of the
S&P 500 Index;
 Alteration of Method
 of Calculation ................  If S&P discontinues publication of the S&P 500
                                  Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent S&P 500 Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the Relevant Exchange or market for the Successor Index on the date that any S&P 500 Index Closing Value is to be determined.

                                  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                  If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the date any Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the S&P 500 Index Closing Value for such date. The S&P 500 Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                                  If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the S&P 500 Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Value of the S&P 500 Index with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information..........  The following table sets forth the published high and low Closing Prices, as well as
                                  end-of-quarter Closing Prices of DVY Shares for each quarter in the period from November 3, 2003, the inception date of the iShares Dow Jones Select Dividend Index Fund, through June 28, 2005. The Closing Price of DVY Shares on June 28, 2005 was $62.20.

                                                           DVY Shares
                                                                       Period
                                  Cusip 464287168    High     Low        End
                                                    ----------------------------
                                  2003
                                    Fourth
                                      Quarter
                                      (commencing
                                      November 3,
                                      2003).......    $53.96   $49.83   $53.84
                                  2004
                                    First Quarter.     57.34    53.69    55.29
                                    Second Quarter     55.74    52.35    55.65
                                    Third Quarter.     57.88    54.04    57.40
                                    Fourth Quarter     61.78    56.78    61.40
                                  2005
                                    First Quarter.     62.33    58.91    59.95
                                    Second
                                      Quarter
                                      (through
                                      June 28,
                                      2005).......     63.00    58.11    62.20

                                  An investor in the Notes will not be entitled to receive dividends that may be payable on DVY Shares. Payments on DVY Shares are not reflected in the per share prices set forth above.

                                  The following table sets forth the published high and low Closing Values, as well as end-of-quarter Closing Values of the S&P 500 Index for each quarter in the period from January 1, 2000 through June 28, 2005. The Closing Value of the S&P 500 Index on June 28, 2005 was 1,201.57.

                                                         The S&P 500 Index
                                                     High     Low     Period End
                                                     ---------------------------
                                  2000
                                    First Quarter.  1,527.46  1,333.36  1,498.58
                                    Second Quarter  1,516.35  1,356.56  1,454.60
                                    Third Quarter.  1,520.77  1,419.89  1,436.51
                                    Fourth Quarter  1,436.28  1,264.74  1,320.28
                                  2001
                                    First Quarter.  1,373.73  1,117.58  1,160.33
                                    Second Quarter  1,312.83  1,103.25  1,224.42
                                    Third Quarter.  1,236.72    965.80  1,040.94
                                    Fourth Quarter  1,170.35  1,038.55  1,148.08
                                  2002
                                    First Quarter.  1,172.51  1,080.17  1,147.39
                                    Second Quarter  1,146.54    973.53    989.82
                                    Third Quarter.    989.03    797.70    815.28
                                    Fourth Quarter    938.87    776.76    879.82
                                  2003
                                    First Quarter.    931.66    800.73    848.18
                                    Second Quarter  1,011.66    858.48    974.50
                                    Third Quarter.  1,039.58    965.46    995.97
                                    Fourth Quarter  1,111.92  1,018.22  1,111.92
                                  2004
                                    First Quarter.  1,157.76  1,091.33  1,126.21
                                    Second Quarter  1,150.57  1,084.10  1,140.84
                                    Third Quarter.  1,129.30  1,063.23  1,114.58
                                    Fourth Quarter  1,213.55  1,094.81  1,211.92
                                  2005
                                    First Quarter.  1,225.31  1,163.75  1,180.59
                                    Second
                                     Quarter
                                     (through
                                      June 28,
                                      2005).......  1,216.96  1,137.50  1,201.57

                                  The following table sets forth the rolling three-year outperformance of the Dow Jones Select Dividend Index price return only) over the S&P 500 Index for each month in the period January 3, 2000 to June 1, 2005. This table does not report or represent the outperformance of DVY Shares over the S&P 500 Index, because DVY Shares began trading less than three years prior to the date of this pricing supplement. Instead, this table refers to the Dow Jones Select Dividend Index (price return only), which is a version of the Dow Jones Select Dividend Index that is calculated on a price return basis, the performance of which has been closely correlated to the performance of the DVY Shares since DVY Shares began trading in November, 2003. Data are available for the Dow Jones Select Dividend Index (price return only) that allow us to present outperformance data on a rolling basis over a five-year period that we believe is illustrative of the relationship between the performance of the Underlying DVY Stocks and S&P 500 Index. However, DVY Shares Performance would not necessarily correlate to the performance of the Dow Jones Select Dividend Index (price return only) for any of the periods shown or for any future period. For purposes of measuring the actual performance of DVY Shares for any historic period, you should rely only upon the actual available price history for DVY Shares.

                                  Historical Rolling Three-Year Outperformance of the Dow Jones Select Dividend Index (Price Return Only) Versus the S&P 500 Index Observed Monthly from January 2000 to June 2005

                                                           Dow
                                                           Jones
                                                           Select
                                                           Dividend
                                                           Index      S&P
                                                           Price      500
                                                           Return     Index          Out-
                                           Period          % Change   % Change   performance*
                                  -----------------------  ---------  --------   ------------
                                   1/1/1997  -  1/3/2000     20.94%     96.45%     -75.51%
                                   2/3/1997  -  2/1/2000     14.98%     79.13%     -64.15%
                                   3/3/1997  -  3/1/2000     -0.74%     73.42%     -74.15%
                                   4/1/1997  -  4/3/2000     18.86%     98.25%     -79.39%
                                   5/1/1997  -  5/1/2000     13.02%     83.87%     -70.85%
                                   6/2/1997  -  6/1/2000     12.74%     71.18%     -58.44%
                                   7/1/1997  -  7/3/2000     -1.20%     64.93%     -66.13%
                                   8/1/1997  -  8/1/2000     -3.62%     51.84%     -55.46%
                                   9/1/1997  -  9/1/2000     5.27%      69.07%     -63.80%
                                  10/1/1997  -  10/2/2000    2.38%      50.33%     -47.94%
                                  11/3/1997  -  11/1/2000    4.12%      51.36%     -47.23%
                                  12/1/1997  -  12/1/2000    2.46%      34.93%     -32.47%
                                   1/1/1998  -  1/1/2001     11.46%     36.05%     -24.59%
                                   2/2/1998  -  2/1/2001     14.80%     37.17%     -22.37%
                                   3/2/1998  -  3/1/2001     8.59%      18.47%      -9.88%
                                   4/1/1998  -  4/2/2001     2.41%      3.40%       -0.99%
                                   5/1/1998  -  5/1/2001     5.98%      12.97%      -6.99%
                                   6/1/1998  -  6/1/2001     12.10%     15.55%      -3.45%
                                   7/1/1998  -  7/2/2001     14.95%     7.68%        7.28%


                                                           Dow
                                                           Jones
                                                           Select
                                                           Dividend
                                                           Index      S&P
                                                           Price      500
                                                           Return     Index          Out-
                                           Period          % Change   % Change   performance*
                                  -----------------------  ---------  --------   ------------
                                   8/3/1998  -  8/1/2001     22.17%     9.30%       12.86%
                                   9/1/1998  -  9/3/2001     36.11%     14.01%      22.09%
                                  10/1/1998  -  10/1/2001    25.52%     5.29%       20.23%
                                  11/2/1998  -  11/1/2001    16.29%     -2.47%      18.76%
                                  12/1/1998  -  12/3/2001    17.32%     -3.86%      21.18%
                                   1/1/1999  -  1/1/2002     20.09%     -6.60%      26.70%
                                   2/1/1999  -  2/1/2002     25.37%    -11.85%      37.22%
                                   3/1/1999  -  3/1/2002     33.89%     -8.44%      42.33%
                                   4/1/1999  -  4/1/2002     38.86%    -11.38%      50.23%
                                   5/3/1999  -  5/1/2002     23.66%    -19.80%      43.46%
                                   6/1/1999  -  6/3/2002     25.00%    -19.59%      44.60%
                                   7/1/1999  -  7/1/2002     13.91%    -29.86%      43.77%
                                   8/2/1999  -  8/1/2002     8.11%     -33.39%      41.49%
                                   9/1/1999  -  9/2/2002     17.47%    -31.18%      48.65%
                                  10/1/1999  -  10/1/2002    14.25%    -33.90%      48.15%
                                  11/1/1999  -  11/1/2002    10.64%    -33.47%      44.10%
                                  12/1/1999  -  12/2/2002    18.37%    -33.14%      51.50%
                                   1/3/2000  -  1/1/2003     23.05%    -39.54%      62.59%
                                   2/1/2000  -  2/3/2003     21.65%    -38.95%      60.61%
                                   3/1/2000  -  3/3/2003     31.60%    -39.47%      71.07%
                                   4/3/2000  -  4/1/2003     14.09%    -42.99%      57.09%
                                   5/1/2000  -  5/1/2003     22.40%    -37.59%      59.99%
                                   6/1/2000  -  6/2/2003     28.63%    -33.26%      61.89%
                                   7/3/2000  -  7/1/2003     40.42%    -33.15%      73.58%
                                   8/1/2000  -  8/1/2003     36.08%    -31.84%      67.93%
                                   9/1/2000  -  9/1/2003     29.54%    -33.72%      63.25%
                                  10/2/2000  -  10/1/2003    24.37%    -29.10%      53.47%
                                  11/1/2000  -  11/3/2003    31.67%    -25.49%      57.16%
                                  12/1/2000  -  12/1/2003    32.83%    -18.64%      51.47%
                                   1/1/2001  -  1/1/2004     24.95%    -15.78%      40.73%
                                   2/1/2001  -  2/2/2004     23.68%    -17.34%      41.02%
                                   3/1/2001  -  3/1/2004     28.61%     -6.87%      35.48%
                                   4/2/2001  -  4/1/2004     27.81%     -1.20%      29.01%
                                   5/1/2001  -  5/3/2004     18.32%    -11.76%      30.08%
                                   6/1/2001  -  6/1/2004     16.10%    -11.06%      27.17%
                                   7/2/2001  -  7/1/2004     13.96%     -8.71%      22.67%
                                   8/1/2001  -  8/2/2004     13.42%     -8.99%      22.41%
                                   9/3/2001  -  9/1/2004     19.66%     -2.44%      22.10%
                                  10/1/2001  -  10/1/2004    33.24%     8.95%       24.29%
                                  11/1/2001  -  11/1/2004    33.41%     4.28%       29.13%
                                  12/3/2001  -  12/1/2004    34.07%     5.44%       28.63%
                                   1/1/2002  -  1/3/2005     29.35%     4.70%       24.65%
                                   2/1/2002  -  2/1/2005     28.28%     5.99%       22.29%
                                   3/1/2002  -  3/1/2005     24.17%     6.95%       17.22%
                                   4/1/2002  -  4/1/2005     15.93%     2.30%       13.63%
                                   5/1/2002  -  5/2/2005     14.28%     6.97%       7.31%
                                   6/3/2002  -  6/1/2005     19.48%     15.52%      3.96%

                                  * Positive percentages indicate outperformance and negative percentages indicate underperformance, in each case, by the Dow

                                  Jones Select Dividend Index (price return only) as compared with the S&P 500 Index.

                                  We obtained the information in the tables above from Bloomberg Financial Markets, without independent verification. The historical prices of DVY Shares and the historical values of the S&P 500 Index and the Dow Jones Select Dividend Index (price return only) should not be taken as an indication of future performance, and no assurance can be given as to the price of DVY Shares and/or the level of the S&P 500 Index on the Determination Date. We cannot give you any assurance that DVY Shares Performance will be higher than S&P 500 Index Performance, or that you will receive a payment in excess of the $1,000 principal amount per Note that you hold at maturity.

Use of Proceeds and Hedging.....  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                  On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Notes by taking positions in DVY Shares, in futures or options contracts on DVY Shares, or the iShares Dow Jones Select Dividend Index or its component securities listed on major securities markets, and taking short positions in the S&P 500 Index, or in futures or options contracts or exchange traded funds in the S&P 500 Index or in its component securities listed on major securities markets or long and/or short positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial price of DVY Shares and/or decrease the initial value of the S&P 500 Index, and therefore effectively increase the price of DVY Shares and/or decrease the value of the S&P 500 Index that must prevail on the Determination Date in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling DVY Shares and/or futures or options contracts on DVY Shares, futures or options contracts or exchange traded funds on the S&P 500 Index or futures or options contracts on their respective component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing and/or selling any such securities or instruments on the Determination Date. We cannot give any assurance that our hedging activity will not affect the value of DVY Shares and/or the S&P 500 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
 Concerning Plan of
 Distribution...................  Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $ per Note to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York, New York on
                                       , 2005. After the initial offering,
                                  the Agent may vary the offering price and other selling terms from time to time.

                                  In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                  General

                                  No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                  The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                  Brazil

                                  The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                  Chile

                                  The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                  Hong Kong

                                  The Notes may not be offered or sold in Hong
                                  Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                  Mexico

                                  The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                  Singapore

                                  This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
   Dow Jones
   and Morgan Stanley...........  Dow Jones and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones Select Dividend IndexSM, which is owned and published by Dow Jones, in connection with securities, including the Notes.

                                  The license agreement between Dow Jones and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                  The Notes are not sponsored, endorsed, sold or promoted by Dow Jones or Barclays Global Investors, N.A. ("Barclays"). Neither Dow Jones nor Barclays makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones' only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Select Dividend IndexSM which is determined, composed and calculated by Dow Jones without regard to Morgan Stanley or the Notes. Neither Dow Jones nor Barclays has any obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones Select Dividend IndexSM. Neither Dow Jones nor Barclays is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Neither Dow

                                  Jones nor Barclays has any obligation or liability in connection with the administration, marketing or trading of the Notes.

                                  DOW JONES DOES NOT GUARANTEE THE ACCURACY
                                  AND/OR THE COMPLETENESS OF THE DOW JONES
                                  SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED
                                  THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MORGAN STANLEY.

                                  "Dow JonesSM" and "Dow Jones Select Dividend
                                  IndexSM" are service marks of Dow Jones &
                                  Company, Inc. and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley's Equity Linked Notes due July 28, 2008 Based on the Performance of the iShares Dow Jones Select Dividend Index Fund Over the Performance of the S&P 500 Index(R) are not sponsored, endorsed, sold or promoted by Dow Jones or Barclays, and neither Dow Jones nor Barclays makes any representation regarding the advisability of investing in the Notes.

License Agreement
 between S&P and
 Morgan Stanley.................  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

                                  The license agreement between S&P and Morgan
                                  Stanley provides that the following language must be set forth in this pricing supplement:

                                  The Notes are not sponsored, endorsed, sold or promoted by The S&P Stock Market, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index(R) to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the S&P 500(R), S&P 500 Index(R) and S&P(R) trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500 Index(R) which is determined, composed and calculated by S&P without regard to the Licensee or the Notes. S&P has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

                                  THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                  The "S&P(R)," "S&P 500(R)" and "S&P 500
                                  Index(R)" are trademarks of Standard & Poor's Corporation, a division of The McGraw-Hill Companies, Inc., and have been licensed for use by Morgan Stanley. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

ERISA Matters for
 Pension Plans
 and Insurance Companies........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we may be considered a party in
                                  interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not
                                  prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or
                                  Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  Purchasers of the Notes have exclusive
                                  responsibility for ensuring that their
                                  purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal
Income Taxation ................  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and
                                  (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                  o   certain financial institutions;

                                  o   tax-exempt organizations;

                                  o dealers and certain traders in securities or foreign currencies;

                                  o   investors holding a Note as part of a
                                      hedging transaction, straddle, conversion or other integrated transaction;

                                  o   U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;

                                  o   partnerships;

                                  o   nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;

                                  o   corporations that are treated as
                                      controlled foreign corporations or passive foreign investment companies;

                                  o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                  o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                                  o   Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in Section
                                      911(d)(3) of the Code) in the United
                                      States.

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                  U.S. Holders

                                  This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                  o   a citizen or resident of the United
                                      States;

                                  o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                                  o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                  The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                  In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                  The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument without contingencies but with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the "comparable
                                  yield" is a rate of    % compounded annually.
                                  Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $ due at maturity.

                                  The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar period (assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield and the projected payment schedule:

                                                                    TOTAL OID
                                                                    DEEMED TO
                                                            OID        HAVE
                                                         DEEMED      ACCRUED
                                                         TO            FROM
                                                         ACCRUE      ORIGINAL
                                                         DURING     ISSUE DATE
                                                         CALENDAR   (PER NOTE)
                                                         PERIOD     AS OF END
                                                         (PER      OF CALENDAR
                                     CALENDAR PERIOD       NOTE)      PERIOD
                                  Original Issue Date
                                    through
                                    December 31, 2005.       $         $
                                  January 1, 2006
                                    through
                                    December 31, 2006.       $         $
                                  January 1, 2007
                                    through
                                    December 31, 2007.       $         $
                                  January 1, 2008
                                    through
                                    July 28, 2008.....       $         $

                                  Special rules will apply if more than six months prior to maturity of the Notes, it is determinable that no supplemental redemption amount will be paid. (For this purpose, a payment is treated as determinable if all remaining contingencies are remote or incidental.) Generally speaking, in this case you would be required to take into income (or deduct) over the remaining term of the Notes the difference between the amount payable at maturity and your tax basis in the Notes (determined without regard to the special rules). The character of gain or loss on a sale of a Note would also be affected. You are urged to consult your tax adviser if you believe these special rules may have become applicable.

                                  The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                                  Non-U.S. Holders

                                  This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                  o   a nonresident alien individual;

                                  o   a foreign corporation; or

                                  o   a foreign trust or estate.

                                  Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                  o   such Non-U.S. Holder does not own,
                                      actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

                                  o   the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                  Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                                  Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                  Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.